Exhibit 24.1
SIGNATURES

Each person whose signature appears below hereby authorizes Timothy M. Manganello, Robin J. Adams and John J. Gasparovic, and each of them, as attorney-in-fact and agents, each with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy M. Manganello	Chairman of the Board, Director, Chief Executive Officer (principal executive officer)	December 18, 2009
Tim M. Manganello

/s/ Robin J. Adams	Director, Executive Vice President, Chief Financial Officer and Chief Administrative Officer (principal financial and accounting officer)	December 18, 2009
Robin J. Adams

/s/ Phyllis O. Bonanno	Director	December 18, 2009
Phyllis O. Bonanno

/s/ David T. Brown	Director	December 18, 2009
David T. Brown

/s/ Dennis C. Cuneo	Director	December 18, 2009
Dennis C. Cuneo

/s/ Jere A. Drummond	Director	December 18, 2009
Jere A. Drummond

/s/ John R. McKernan	Director	December 18, 2009
John R. McKernan

/s/ Alexis P. Michas	Director	December 18, 2009
Alexis P. Michas

/s/ Ernest J. Novak	Director	December 18, 2009
Ernest J. Novak

/s/ Richard O. Schaum	Director	December 18, 2009
Richard O. Schaum

/s/ Thomas T. Stallkamp	Director	December 18, 2009
Thomas T. Stallkamp